Exhibit 10-BB

Inter Office
Joe W. Laymon
Group Vice President
Corporate Human Resources
and Labor Affairs

February 10, 2006

To:  Greg C. Smith

Subject: Retirement

This letter is to confirm certain arrangements, pending approval of the Compensation Committee, related to your proposed retirement effective March 1, 2006.

•	You will retire under the terms of the Select Retirement Program, pending your signature on the appropriate separation waiver agreement which is attached for your review.

•
You will serve as a consultant to the Company, subject to the terms and conditions of a consulting Agreement to be signed by you and the Company, unless the Agreement is terminated earlier. This agreement is also attached for your review.

•
It will be requested of the Compensation Committee of the Board of Directors that you will receive and retain your 2005 final performance-based RSE award. Consistent with other Officers, this award will have a one-year restriction period during which time dividend equivalents will be paid. It will also be requested the Committee grant an exception to policy and deem that you have met the minimum holding requirements for any other applicable stock based awards following your retirement.

The Corporate Executive and Personnel Office will provide you other details regarding the programs and benefits for which you are eligible.

Please indicate your acknowledgement of the arrangements for your retirement as indicated in this letter by signing below. Attached is a separation waiver agreement for your signature that should be signed and returned to me.

Acknowledge: /s/ Greg C. Smith

Date:  February 16, 2006